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                                                                    EXHIBIT 10.3

                               FIRST AMENDMENT TO
                    THE HEALTH CARE PROPERTY INVESTORS, INC.
                           SECOND AMENDED AND RESTATED
                              STOCK INCENTIVE PLAN


        Health Care Property Investors, Inc., a Maryland corporation (the "Company"), had adopted by written consent the Second Amended and Restated Stock Incentive Plan (the "Plan"), effective as of April 23, 1997.

        In order to amend the Plan to reflect certain changes with respect to the exercisability of options subsequent to a Change in Control, this Amendment to the Plan has been adopted by a written consent of the Compensation Committee of the Board of Directors of the Company, effective as of November 3, 1999.


        1. Section 8(b) of the Plan shall be amended by replacing the first sentence with the following sentences:

               "Despite the provisions of Section 8(a), upon a Change in Control (as defined below) all Incentive Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption or the substitution for such Incentive Awards of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. In addition, (i) subject to the preceding sentence with respect to grants of Options on or after November 3, 1999 which are outstanding on the date of a Change in Control, such Options, to the extent then exercisable (including Options which become exercisable by a Change in Control), shall not expire until the later of the date specified in the Participant's stock option agreement or the third anniversary after the date of the Participant's termination of employment with the Company and (ii) all Options outstanding as of November 3, 1999 with an exercise price which equals or exceeds the Fair Market Value of the Common Stock as of November 3, 1999 shall be amended, and are hereby amended, to provide that such Options continue to be exercisable after a Change of Control pursuant to the terms set forth in the preceding clause; provided, however, that in no event shall such Options be exercisable more than ten (10) years from the Date of Grant. Furthermore, with respect to Options granted before November 3, 1999 with an exercise price which is less than the Fair Market Value of the Common Stock as of November 3, 1999, the Committee may, in its sole discretion, amend any or all of such Options to provide that the Options continue to be exercisable after a Change in Control pursuant to the terms set forth in this Section 6(e)."